Exhibit 4(bq)

REMARKETING AGREEMENT

REMARKETING AGREEMENT, dated                          (the “Agreement”) by and among FPL Group, Inc., a Florida corporation (“FPL Group”), FPL Group Capital Inc, a Florida corporation and a wholly-owned subsidiary of FPL Group (“FPL Group Capital”), and The Bank of New York Mellon, not individually but solely as purchase contract agent and attorney-in-fact of the holders of Purchase Contracts (“Purchase Contract Agent”), and                          (“                        “), as remarketing agent (the “Remarketing Agent”) and reset agent (the “Reset Agent”).

WITNESSETH:

WHEREAS, FPL Group will issue $                         aggregate stated amount (or $                         aggregate stated amount if the overallotment option granted to the underwriters (“Underwriters”) pursuant to the Underwriting Agreement, dated                          (the “Underwriting Agreement”), among FPL Group, FPL Group Capital and the representatives of the Underwriters, is exercised in full) of its Equity Units (initially consisting of Corporate Units (as defined below)) under the Purchase Contract Agreement, dated as of                          (the “Purchase Contract Agreement”), by and between the Purchase Contract Agent and FPL Group; and

WHEREAS, the Corporate Units will initially consist of                          units (or                          units if the overallotment option granted to the Underwriters is exercised in full) referred to as “Corporate Units”; and

WHEREAS, FPL Group Capital will issue concurrently $                         (or $                         if the Underwriters’ overallotment option is exercised in full) aggregate principal amount of its Series         Debentures due                          (“Debentures”) issued pursuant to an Indenture, dated as of June 1, 1999 (the “Indenture”), between The Bank of New York Mellon, as Indenture Trustee, and FPL Group Capital, and FPL Group will absolutely, irrevocably and unconditionally guarantee the payment of principal, interest and premium, if any, on the Debentures pursuant to the Guarantee Agreement, dated as of June 1, 1999, between FPL Group and The Bank of New York Mellon, as guarantee trustee; and

WHEREAS, the Applicable Ownership Interests in Debentures that are a component of the Corporate Units will be pledged pursuant to the Pledge Agreement (the “Pledge Agreement”), dated as of                         , by and among FPL Group, Deutsche Bank Trust Company Americas, as collateral agent, securities intermediary and custodial agent (the “Collateral Agent”), and the Purchase Contract Agent, to secure a Corporate Unit holder’s obligation to purchase common stock, $0.01 par value per share (“Common Stock”), of FPL Group under the related Purchase Contract on the Purchase Contract Settlement Date; and

WHEREAS, unless a Special Event Redemption or a Mandatory Redemption has occurred, FPL Group Capital may, at its option and in its sole discretion, elect to remarket the Debentures underlying the Applicable Ownership Interest in Debentures that are a component of Corporate Units during the Period for Early Remarketing; and

WHEREAS, unless a Special Event Redemption or a Mandatory Redemption has occurred, or unless there has been a Successful Remarketing during the Period for Early Remarketing, or a Holder settles the Purchase Contract underlying a Corporate Unit through the early delivery of cash to the Purchase Contract Agent in the manner described in Section 5.9 or 5.6(b) of the Purchase Contract, each Holder of a Corporate Unit must notify the Purchase Contract Agent of its intention to effect a Cash Settlement of the Purchase Contracts on the Purchase Contract Settlement Date, at or prior to 5:00 p.m., New York City time, on the seventh Business Day immediately preceding the Purchase Contract Settlement Date; and

WHEREAS, if a Holder of a Corporate Unit fails to notify the Purchase Contract Agent of its intention to effect a Cash Settlement in accordance with the Purchase Contract Agreement, such failure shall constitute a default under the related Purchase Contract and the Holder shall be deemed to have consented to the disposition of the related Pledged Applicable Ownership Interests in Debentures pursuant to the Remarketing; and

WHEREAS, holders of Separate Debentures may elect to have their Debentures remarketed during the Period for Early Remarketing, if FPL Group Capital elects to conduct a Remarketing during such period, or during the Final Three-Day Remarketing Period, by providing notice of such election on or prior to 5:00 p.m., New York City time, on the second Business Day immediately preceding the first Remarketing Date of the applicable Three-Day Remarketing Period, but no earlier than 5:00 p.m., New York City time, on the fifth Business Day immediately preceding such first Remarketing Date of the applicable Three-Day Remarketing Period, and delivering their Debentures to the Custodial Agent; and

WHEREAS, upon a Successful Remarketing during the Period for Early Remarketing, the interest rate on the Debentures will be reset to the Reset Rate on the Reset Effective Date to be determined by the Reset Agent as the rate that such Debentures should bear in order to have a price equal to or greater than 100% of the Remarketing Treasury Portfolio Purchase Price plus the Separate Debentures Purchase Price, plus the applicable Remarketing Fee; provided that in the determination of such Reset Rate, FPL Group and FPL Group Capital shall, if applicable, limit the Reset Rate to the maximum permitted by law; and

WHEREAS, upon a Successful Remarketing during the Final Three-Day Remarketing Period, the interest rate on the Debentures will be reset to the Reset Rate on the Reset Effective Date to be determined by the Reset Agent as the rate that such Debentures should bear in order to have a price equal to or greater than 100% of the aggregate principal amount of the Debentures remarketed, plus the applicable Remarketing Fee; provided that (i) in the determination of such Reset Rate, FPL Group and FPL Group Capital shall, if applicable, limit the Reset Rate to the maximum permitted by law and (ii) in the event that there is no Successful Remarketing on or prior to the final Remarketing Date, the interest rate on the Debentures will not be reset; and

WHEREAS, FPL Group and FPL Group Capital have requested                          to act as the Reset Agent and the Remarketing Agent and in such capacities to perform the services described herein; and

2

WHEREAS,                          is willing to act as Reset Agent and as Remarketing Agent and                          as such in each such capacity is willing to perform such duties on the terms and conditions expressly set forth herein;

NOW, THEREFORE, for and in consideration of the covenants herein made, and subject to the conditions herein set forth, the parties hereto agree as follows:

Section 1.  Definitions.  Capitalized terms used and not defined in this Agreement shall have the meanings assigned to them in the Purchase Contract Agreement.

Section 2.  Appointment and Obligations of the Reset Agent and the Remarketing Agent.  FPL Group and FPL Group Capital hereby appoint

(a) and                          hereby accepts such appointment, as the exclusive Remarketing Agent to remarket the Debentures (x) of Separate Debenture holders electing to have their Debentures remarketed during a Remarketing Period and (y) (i) underlying Pledged Applicable Ownership Interests in Debentures of all Corporate Unit holders as to a Remarketing during the Period for Early Remarketing and (ii) underlying Pledged Applicable Ownership Interests in Debentures, if the Remarketing is not a Successful Remarketing during the Period for Early Remarketing, of Corporate Unit holders who have failed to notify the Purchase Contract Agent, on or prior to the seventh Business Day immediately preceding the Purchase Contract Settlement Date, of their intention to settle the related Purchase Contracts through Cash Settlement, for settlement on the Purchase Contract Settlement Date (all such Debentures specified in clauses (x) and (y) above are hereinafter referred to as the “Subject Debentures”), such Remarketing in each case will be pursuant to the Supplemental Remarketing Agreement attached hereto as Exhibit A, among FPL Group, FPL Group Capital, the Purchase Contract Agent and the Remarketing Agent (with such changes as FPL Group, FPL Group Capital, the Purchase Contract Agent and the Remarketing Agent may agree upon, it being understood that changes may be necessary in the representations, warranties, covenants and other provisions of the Supplemental Remarketing Agreement due to changes in law or facts and circumstances).  Pursuant to the Supplemental Remarketing Agreement, the Remarketing Agent will agree, subject to the terms and conditions set forth therein, that the Remarketing Agent will use its commercially reasonable efforts to remarket the Subject Debentures

(i)            on each Remarketing Date, if any, occurring during the Period for Early Remarketing, at a price equal to or greater than 100% of the Remarketing Treasury Portfolio Purchase Price plus the Separate Debentures Purchase Price, plus the applicable Remarketing Fee; or

(ii)           on each Remarketing Date, if any, occurring during the Final Three-Day Remarketing Period, at a price equal to or greater than 100% of the aggregate principal amount of the Subject Debentures, plus the applicable Remarketing Fee.

The Remarketing Agent shall not remarket any Subject Debentures for a price less than (x) 100% of the Remarketing Treasury Portfolio Purchase Price plus the Separate Debentures Purchase Price (in the case of a Remarketing during the Period for Early Remarketing) and (y) 100% of the aggregate principal amount of the Subject Debentures (in the

3

case of a Remarketing during the Final Three-Day Remarketing Period), and shall not be required to purchase any Subject Debentures not successfully remarketed.  The proceeds of such Remarketing shall be paid to the Collateral Agent in accordance with Section 6.2(b) of the Pledge Agreement and Section 4.3(b) of the Purchase Contract Agreement (in the case of a Remarketing during the Period for Early Remarketing) and Section 4.6 of the Pledge Agreement and Section 5.4 of the Purchase Contract Agreement (in the case of a Remarketing during the Final Three-Day Remarketing Period) (all of which Sections are incorporated herein by reference).  If fewer than all of the Subject Debentures are remarketed in accordance with the terms hereof, or a condition precedent set forth in the Purchase Contract Agreement is not fulfilled, a Remarketing shall be deemed to have failed as to all Subject Debentures.

A holder of Separate Debentures shall have no right to have such Separate Debentures remarketed unless (i) the Remarketing Agent conducts a Remarketing pursuant to the terms of this Agreement, (ii) the Subject Debentures have not been called for Mandatory Redemption or Special Event Redemption, (iii) the Remarketing Agent is able to find a purchaser or purchasers for all Subject Debentures, and (iv) such purchaser or purchasers deliver the purchase price therefor to the Remarketing Agent.  The Remarketing Agent is not obligated to purchase any Subject Debentures that would otherwise remain unsold in a Remarketing.  The Remarketing Agent shall not be obligated in any case to provide funds to make payment upon tender of Subject Debentures for Remarketing.

Section 3.  Fees.  With respect to a Successful Remarketing during the Period for Early Remarketing, the Remarketing Agent shall retain as a Remarketing Fee an amount but only to the extent that such amount may be deducted from any portion of the proceeds from the Remarketing that is in excess of the sum of the Remarketing Treasury Portfolio Purchase Price and the Separate Debentures Purchase Price, equal to          basis points (0.        %) of the aggregate of the Remarketing Treasury Portfolio Purchase Price and the Separate Debentures Purchase Price.  With respect to a Successful Remarketing during the Final Three-Day Remarketing Period, the Remarketing Agent shall retain as a Remarketing Fee an amount but only to the extent that such amount may be deducted from any portion of the proceeds from the Remarketing that is in excess of the aggregate principal amount of the Subject Debentures, equal to          basis points (0.        %) of the aggregate principal amount of the Subject Debentures.  In addition, the Reset Agent shall receive from FPL Group Capital a reasonable and customary fee for acting as the Reset Agent (the “Reset Agent Fee”); provided, however, that if the Remarketing Agent shall also act as the Reset Agent, then the Reset Agent shall not be entitled to receive any such Reset Agent Fee.  Payment of such Reset Agent Fee, if any, shall be made by FPL Group Capital on the Reset Effective Date in immediately available funds or, upon the instructions of the Reset Agent, by certified or official bank check or checks or by wire transfer.

Section 4.  Replacement and Resignation of Remarketing Agent and Reset Agent.

(a) FPL Group and FPL Group Capital may in their absolute discretion replace                          as the Remarketing Agent and/or the Reset Agent hereunder by giving notice prior to 3:00 p.m., New York City time, on the eighth Business Day immediately prior to any Period for Early Remarketing or the Final Three-Day Remarketing Period.  Any such replacement shall become effective upon FPL Group’s and FPL Group Capital’s appointment of a successor or successors to perform the services that would otherwise be performed hereunder

4

by the Remarketing Agent and/or the Reset Agent.  Upon providing such notice, FPL Group and FPL Group Capital shall use all reasonable efforts to appoint such a successor or successors and to enter into a remarketing agreement with such successor or successors as soon as reasonably practicable.

(b)                          may resign at any time and be discharged from its duties and obligations hereunder as the Remarketing Agent and/or the Reset Agent by giving notice prior to 3:00 p.m., New York City time, on the eighth Business Day immediately prior to any Period for Early Remarketing or the Final Three-Day Remarketing Period.  Any such resignation shall become effective upon FPL Group’s and FPL Group Capital’s appointment of a successor or successors to perform the services that would otherwise be performed hereunder by the Remarketing Agent and/or the Reset Agent.  Upon receiving notice from the Remarketing Agent and/or the Reset Agent that it wishes to resign hereunder, FPL Group and FPL Group Capital shall appoint such a successor or successors and enter into a remarketing agreement with it or them as soon as reasonably practicable.

Section 5.  Dealing in the Securities.  The Remarketing Agent, when acting hereunder or acting in its individual or any other capacity, may, to the extent permitted by law, buy, sell, hold or deal in any of the Debentures, Corporate Units, Treasury Units or any other securities of FPL Group or FPL Group Capital (collectively, the “Securities”).  With respect to any Securities owned by it, the Remarketing Agent may exercise any vote or join in any action with like effect as if it did not act in any capacity hereunder.  The Remarketing Agent, in its individual capacity, either as principal or agent, may also engage in or have an interest in any financial or other transaction with FPL Group or FPL Group Capital as freely as if it did not act in any capacity hereunder.

Section 6.  Registration Statement and Prospectus.  In connection with a Remarketing, if and to the extent required (in the opinion of counsel for the Remarketing Agent or FPL Group and FPL Group Capital) by applicable law, regulations or interpretations in effect at the time of such Remarketing, FPL Group and FPL Group Capital shall use their commercially reasonable efforts to have a registration statement relating to the Subject Debentures effective under the Securities Act of 1933, as amended (the “Securities Act”), by the Business Day immediately preceding the first of the three sequential Remarketing Dates comprising a Three-Day Remarketing Period or the Final Three-Day Remarketing Period, as applicable, and shall furnish a current prospectus and/or prospectus supplement to be used in such Remarketing by the Remarketing Agent under the Supplemental Remarketing Agreement.

Section 7.  Conditions to the Remarketing Agent’s Obligations.  (a) The obligations of the Remarketing Agent to remarket and purchase the Subject Debentures shall be subject to the terms and conditions of the Supplemental Remarketing Agreement.

(b) If at any time during the term of this Agreement, any Event of Default under the Indenture (as defined in the Indenture), or event that with the passage of time or the giving of notice or both would become an Event of Default under the Indenture, has occurred and is continuing, then the obligations and duties of the Remarketing Agent under this Agreement shall be suspended until such Event of Default or event has been cured.  FPL Group and FPL Group

5

Capital will cause the Indenture Trustee to give the Remarketing Agent notice of all such Events of Default and events of which the Indenture Trustee is aware.

Section 8.  Indemnification.  (a) FPL Group and FPL Group Capital each severally and jointly agree to indemnify the Remarketing Agent and the Reset Agent, and its respective affiliates, directors and officers and each person who controls the Remarketing Agent or Reset Agent within the meaning of Section 15 of the Securities Act (each such person being an “Indemnified Party”) from and against any and all losses, claims, damages or liabilities, joint or several, to which such Indemnified Party may become subject under any applicable federal or state statute, regulation or common law, and related to or arising out of any acts or omissions of the Remarketing Agent and Reset Agent in connection with its respective duties and obligations as contemplated by Section 2 of this Agreement and will reimburse any Indemnified Party for all expenses (including reasonable attorney fees and expenses) as they are incurred by them in connection with the investigation or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party.  Neither FPL Group nor FPL Group Capital will be liable to any Indemnified Party under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted from the Remarketing Agent’s or Reset Agent’s bad faith, willful misconduct or negligence.  FPL Group and FPL Group Capital also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to FPL Group, FPL Group Capital or any of their respective security holders or creditors related to or arising out of any acts or omissions of the Remarketing Agent and Reset Agent in connection with their respective duties and obligations as contemplated by Section 2 hereof, except to the extent that any loss, claim, damage or liability is found in a final judgment by a court of competent jurisdiction to have resulted from the Remarketing Agent’s or Reset Agent’s bad faith, willful misconduct or negligence.

(b)  If the indemnification provided for in Section 8(a) shall be unenforceable for any reason, FPL Group and FPL Group Capital each severally and jointly agree to contribute to the losses, claims, damages and liabilities for which such indemnification shall be unenforceable, in such proportion as shall be appropriate to reflect (i) the relative fault of FPL Group and FPL Group Capital on the one hand and the Remarketing Agent and/or Reset Agent, as the case may be, on the other in connection with the acts or omissions which have resulted in such losses, claims, damages, liabilities and expenses, (ii) the relative benefits received by FPL Group and FPL Group Capital of the work performed by the Remarketing Agent and Reset Agent as contemplated by the Agreement, on the one hand, and the value of the engagement to the Remarketing Agent and Reset Agent on the other hand, and (iii) any other relevant equitable considerations; provided, however, that no Indemnified Party guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution with respect thereto from any party who is not guilty of such fraudulent misrepresentation.  FPL Group and FPL Group Capital and the Remarketing Agent and Reset Agent agree that it would not be just and equitable if contribution pursuant to this Section 8(b) were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above.

(c)  Each Indemnified Party shall give written notice as promptly as reasonably practicable to FPL Group and FPL Group Capital of any action commenced against it in respect

6

of which indemnification may be sought hereunder but failure to so notify FPL Group and FPL Group Capital hereunder of any such action shall not relieve FPL Group or FPL Group Capital of any liability hereunder except to the extent FPL Group or FPL Group Capital is materially prejudiced as a result of such failure to notify.  FPL Group and FPL Group Capital may participate at their own expense in the defense of any such action and may, at their option, jointly assume the defense thereof with counsel selected by FPL Group and FPL Group Capital and reasonably acceptable to the Indemnified Party who shall be a defendant in such action, and such Indemnified Party shall bear the fees and expenses of any additional counsel retained by it.  If the defendants in any such action include both the Indemnified Party and FPL Group or FPL Group Capital or both and counsel for FPL Group and/or FPL Group Capital shall have reasonably concluded that there may be a conflict of interest involved in the representation by a single counsel of both the Indemnified Party and FPL Group and/or FPL Group Capital, the Indemnified Party shall have the right to select separate counsel, satisfactory to FPL Group and FPL Group Capital, provided that, in no event shall FPL Group and FPL Group Capital be liable for the fees and expenses of more than one counsel separate from their own counsel in addition to local counsel for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances.  FPL Group, FPL Group Capital, the Remarketing Agent and the Reset Agent each agree that without the prior written consent of the other parties to such action who are parties to this Agreement, which consent shall not be unreasonably withheld, it will not settle, compromise or consent to the entry of any judgment in any claim or proceeding in respect of which such party intends to seek indemnity or contribution under the provisions of this Section 8, unless such settlement, compromise or consent (i) includes an unconditional release of such other parties from all liability arising out of such claim or proceeding and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of such other parties.

Section 9.  Termination of Remarketing Agreement.  Unless otherwise terminated in accordance with the provisions hereof and except as otherwise provided herein, this Agreement shall remain in full force and effect from the date hereof until the first day after the date on which no Debentures are outstanding, or, if earlier, the Business Day immediately following the earlier of (i) the Reset Effective Date or (ii) the Purchase Contract Settlement Date.  Notwithstanding any such termination, the obligations set forth in Sections 3 and 8 hereof shall survive and remain in full force and effect until all amounts payable under said Sections 3 and 8 shall have been paid in full.  In addition, each former Remarketing Agent and Reset Agent shall be entitled to the rights and benefits, and subject to the obligations, under Section 8 hereof, notwithstanding any such termination or the replacement or resignation of such Remarketing Agent or Reset Agent.

Section 10.  Performance; Duty of Care.  The duties and obligations of the Remarketing Agent and of the Reset Agent hereunder shall be determined solely by the express provisions of this Agreement and the Supplemental Remarketing Agreement.

Section 11.  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREUNDER,

7

EXCEPT TO THE EXTENT THAT THE LAWS OF ANY OTHER JURISDICTION SHALL BE MANDATORILY APPLICABLE.

Section 12.  Successors and Assigns.  The rights and obligations of FPL Group or FPL Group Capital hereunder may not be assigned or delegated to any other person without the prior written consent of the Remarketing Agent, the Reset Agent and the Purchase Contract Agent.  The rights and obligations of the Remarketing Agent or the Reset Agent hereunder may not be assigned or delegated to any other person without the prior written consent of FPL Group and FPL Group Capital.  This Agreement shall inure to the benefit of and be binding upon FPL Group, FPL Group Capital, the Purchase Contract Agent, the Remarketing Agent and the Reset Agent, and their respective successors and assigns.  The terms “successors” and “assigns” shall not include any purchaser of Securities merely because of such purchase.

Section 13.  Headings.  Section headings have been inserted in this Agreement as a matter of convenience of reference only, and it is agreed that such section headings are not a part of this Agreement and will not be used in the interpretation of any provision of this Agreement.

Section 14.  Severability.  If any provision of this Agreement shall be held or deemed to be or shall, in fact, be invalid, inoperative or unenforceable as applied in any particular case in any or all jurisdictions because it conflicts with any provisions of any constitution, statute, rule or public policy or for any other reason, such circumstances shall not have the effect of rendering the provision in question invalid, inoperative or unenforceable in any other case, circumstances or jurisdiction, or of rendering any other provision or provisions of this Agreement invalid, inoperative or unenforceable to any extent whatsoever.

Section 15.  Counterparts.  This Agreement may be executed in any number of counterparts by the parties hereto, each of which, when so executed and delivered, shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

Section 16.  Amendments.  This Agreement may be amended by any instrument in writing signed by the parties hereto.

Section 17.  Notices.  Unless otherwise specified, any notices, requests, consents or other communications given or made hereunder or pursuant hereto shall be made in writing or transmitted by any standard form of telecommunication, including telephone or telecopy, and confirmed in writing.  All written notices and confirmations of notices by telecommunication shall be deemed to have been validly given or made when delivered or mailed, by registered or certified mail, return receipt requested and postage prepaid or transmitted by facsimile.  All such notices, requests, consents or other communications shall be addressed as follows: if to FPL Group or FPL Group Capital, to FPL Group, Inc., 700 Universe Boulevard, Juno Beach, Florida 33408, Attention:  Treasurer; if to the Remarketing Agent or the Reset Agent,                         ,                         ,                         ,                                   , Attention:                         ; and if to the Purchase Contract Agent, The Bank of New York Mellon, 101 Barclay Street, Floor 8W, New York, New York 10286, Attention: Corporate Trust

8

Administration, or to such other address, or such facsimile number, as any of the above shall specify to the others in writing.

9

IN WITNESS WHEREOF, each of FPL Group, FPL Group Capital, the Remarketing Agent, the Reset Agent and the Purchase Contract Agent has caused this Remarketing Agreement to be executed in its name and on its behalf by one of its duly authorized officers as of the date first above written.

FPL GROUP, INC.

By:
Name:
Title:

FPL GROUP CAPITAL INC

By:
Name:
Title:

CONFIRMED AND ACCEPTED:

,
as Remarketing Agent and Reset Agent

By:
Authorized Signatory

THE BANK OF NEW YORK MELLON
not individually but solely as Purchase Contract Agent and as attorney-in-fact for the holders of the Purchase Contracts

By:
Name:
Title:

10

Exhibit A to

Remarketing Agreement

FORM OF SUPPLEMENTAL REMARKETING AGREEMENT

This Supplemental Remarketing Agreement (this “Agreement”) supplements a Remarketing Agreement, dated                     , among the parties hereto (the “Remarketing Agreement”), and the terms hereof together with the terms of the Remarketing Agreement constitute the entire agreement among the parties with respect to the Remarketing of the Subject Debentures described in Schedule I hereto.                           (the “Remarketing Agent”) hereby agrees, subject to the terms and conditions herein set forth or incorporated herein, to use its commercially reasonable efforts to remarket the Subject Debentures.  All such Subject Debentures have been tendered for Remarketing by the holders thereof who have elected to have their Separate Debentures remarketed during the Period for Early Remarketing or during the Final Three-Day Remarketing Period, or are Debentures underlying the Pledged Applicable Ownership Interests in Debentures of Holders of Corporate Units with respect to a Remarketing during the Period for Early Remarketing, or are Debentures underlying the Pledged Applicable Ownership Interests in Debentures of Holders of Corporate Units who have not given notice that they intend to effect a Cash Settlement of the Purchase Contracts that are a component of their Corporate Units in accordance with the Purchase Contract Agreement with respect to a Remarketing during the Final Three-Day Remarketing Period and have not early settled their Purchase Contracts, and such Debentures have not been called for Mandatory Redemption or Special Event Redemption.

1.                                       Definitions.  Terms defined in the Remarketing Agreement are used herein with the meaning ascribed to them therein.  Capitalized terms used and not defined in this Agreement or the Remarketing Agreement shall have the meanings assigned to them in the Purchase Contract Agreement or the Underwriting Agreement.

2.                                       Registration Statement and Prospectus.  If required (in the opinion of counsel to either the Remarketing Agent or FPL Group and FPL Group Capital) by applicable law, regulations or interpretations currently in effect, FPL Group and FPL Group Capital have filed with the Securities and Exchange Commission (“Commission”), and there has become effective, a registration statement on Form S-3 [(Nos. 333-                    ], including a prospectus, relating to the Subject Debentures.  Such registration statement, if any, and the documents incorporated by reference therein, as amended to the date of this Agreement, is hereinafter referred to as the “Registration Statement,” and the prospectus included in the Registration Statement, as amended or supplemented to the date of this Agreement to relate to the Subject Debentures and to the Remarketing of the Subject Debentures and the documents incorporated by reference therein, is hereinafter referred to as the “Prospectus.”

3.                                       Provisions Incorporated by Reference.

(a)  If the Remarketing Agent has determined, based on advice of counsel, that applicable law, regulations or interpretations of the Commission make it necessary or advisable to deliver a current prospectus or other offering document in connection with this Remarketing, the entirety of the Underwriting Agreement (other than the Schedules thereto and Sections 1, 5, 6, 9 and 12 thereof and Subsections 7(f), 7(j), 8(g) and 10(b) thereof) shall be incorporated by reference into this Agreement and, to the extent they are relevant to a Remarketing of the Subject Debentures, made applicable hereto, except as explicitly amended hereby; provided that (i) the following sentence shall be added at the beginning of Section 3(c):  “The Remarketing Agreement, as supplemented by the Supplemental Remarketing Agreement, constitutes a valid and binding obligation of FPL Group Capital.” (ii) the following sentence shall be added at the beginning of Section 4(e):  “The Remarketing Agreement, as supplemented by the Supplemental Remarketing Agreement, constitutes a valid and binding agreement of FPL Group.” and (iii) the following Section 11 shall replace Section 11 of the Underwriting Agreement in its entirety:

“11.     Indemnification.

(a) FPL Group and FPL Group Capital, jointly and severally, agree to indemnify and hold harmless the Remarketing Agent, each officer and director of the Remarketing Agent and each person who controls the Remarketing Agent within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act against any and all losses, claims, damages or liabilities to which it may become subject under the Securities Act or any other statute or common law and to reimburse the Remarketing Agent, officer, director and controlling person for any legal or other expenses (including, to the extent hereinafter provided, reasonable counsel fees) when and as incurred by them in connection with investigating any such losses, claims, damages or liabilities or in connection with defending any actions, insofar as such losses, claims, damages, liabilities, expenses or actions arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus, including all Incorporated Documents, or in the Registration Statement, the Pricing Prospectus, the Prospectus or any Issuer Free Writing Prospectus, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the indemnity agreement contained in this subsection (a) of Section 11 shall not apply to any such losses, claims, damages, liabilities, expenses or actions arising out of, or based upon, any such untrue statement or alleged untrue statement, or any such omission or alleged omission, if such statement or omission was made in reliance upon and in conformity with information furnished in writing, to FPL Group or FPL Group Capital by or on behalf of the Remarketing Agent, expressly for use in connection with the preparation of any preliminary prospectus, the Registration Statement, the Pricing Prospectus, the Prospectus or any Issuer Free Writing Prospectus or any amendment or supplement to any thereof, or arising out of, or based upon, statements in or omissions from the Statements of Eligibility; and provided, further, that the indemnity agreement contained in this subsection (a) of Section 11 in respect of any preliminary prospectus, the Pricing Prospectus, any Issuer Free Writing Prospectus or the Prospectus shall not inure to the benefit of the Remarketing Agent (or of any officer or director or person controlling the Remarketing Agent) on account of any such losses, claims, damages, liabilities, expenses or actions arising from the remarketing of the Subject Debentures to any person in respect of any preliminary prospectus, the Pricing Prospectus, any Issuer Free Writing Prospectus or the Prospectus, each as may be then supplemented or amended, furnished by the Remarketing Agent to a person to whom any of the Subject Debentures were remarketed (excluding in all cases, however, any document then incorporated by reference therein), insofar as such indemnity relates to any untrue or misleading statement made in or omission from such preliminary prospectus, Pricing Prospectus, Issuer Free Writing Prospectus or Prospectus, if a copy of a supplement or amendment to such preliminary prospectus, Pricing Prospectus, Prospectus or Issuer Free Writing Prospectus (excluding in all cases, however, any document then incorporated by reference therein) (i) is furnished on a timely basis by FPL Group Capital or FPL Group to the Remarketing Agent, (ii) is required by law or regulation to have been conveyed to such person by or on behalf of such Remarketing Agent, at or prior to the entry into the contract of sale with respect to the Subject Debentures with such person, but was not so conveyed (which conveyance may be oral or written) by or on behalf of the Remarketing Agent and (iii) would have cured the defect giving rise to such loss, claim, damage or liability.  The indemnity agreement of FPL Group and FPL Group Capital contained in this subsection (a) of Section 11 and the representations and warranties of FPL Group and FPL Group Capital contained in Sections 3 and 4 hereof, respectively, shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any Underwriter, or any such officer, director or controlling person, and shall survive the remarketing of the Subject Debentures.  The Remarketing Agent agrees promptly to notify each of FPL Group and FPL Group Capital, and each other Underwriter, of the commencement of any litigation or proceedings against it or any such officer, director or controlling person in connection with the remarketing of the Subject Debentures.

(b) The Remarketing Agent agrees to indemnify and hold harmless each of FPL Group and FPL Group Capital, their respective officers and directors, and each person who controls FPL Group or FPL Group Capital, as the case may be, within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Securities Act or other statute or common law and to reimburse each of them for any legal or other expenses (including, to the extent hereinafter provided, reasonable counsel fees) when and as incurred by them in connection with investigating any such losses, claims, damages or liabilities or in connection with defending any actions, insofar as such losses, claims, damages, liabilities, expenses or actions arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus, the Registration Statement, the Pricing Prospectus, the Prospectus or any Issuer Free Writing Prospectus or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon and in conformity with information furnished in writing to FPL Group or FPL Group Capital by or on behalf of the Remarketing Agent expressly for use in connection with the preparation of any preliminary prospectus, the Registration Statement, the Pricing Prospectus, the Prospectus or any Issuer Free Writing Prospectus or any amendment or supplement to any thereof.  The Remarketing Agent hereby furnishes to FPL Group and FPL Group Capital in writing expressly for use in the preliminary prospectus, the Registration Statement, the Pricing Prospectus, the Prospectus and any Issuer Free Writing Prospectus: [insert information provided by the Remarketing Agent, if any].  FPL Group and FPL Group Capital each acknowledge that the statements identified in the preceding sentence[s] constitute the only information furnished in writing by or on behalf of the Remarketing Agent expressly for inclusion in any preliminary prospectus, the Registration Statement, the Pricing Prospectus, the Prospectus or any Issuer Free Writing Prospectus.  The indemnity agreement of the Remarketing Agent contained in this subsection (b) of Section 11 shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of FPL Group, FPL Group Capital or any of their respective officers or directors or any such controlling person, and shall survive the remarketing of the Subject Debentures.  FPL Group and FPL Group Capital agree promptly to notify the Remarketing Agent of the commencement of any litigation or proceedings against FPL Group, FPL Group Capital (or any controlling person of either thereof) or any of their respective officers or directors in connection with the remarketing of the Subject Debentures.

(c) FPL Group, FPL Group Capital and the Remarketing Agent each agree that, upon the receipt of notice of the commencement of any action against it, its officers and directors, or any person controlling it as aforesaid, in respect of which indemnity or contribution may be sought under the provisions of this Section 11, it will promptly give written notice of the commencement thereof to the party or parties against whom indemnity or contribution shall be sought thereunder, but the omission so to notify such indemnifying party or parties of any such action shall not relieve such indemnifying party or parties from any liability which it or they may have to the indemnified party otherwise than on account of this indemnity agreement.  In case such notice of any such action shall be so given, such indemnifying party or parties shall be entitled to participate at its own expense in the defense or, if it so elects, to assume (in conjunction with any other indemnifying parties) the defense of such action, in which event such defense shall be conducted by counsel chosen by such indemnifying party or parties and reasonably satisfactory to the indemnified party or parties who shall be defendant or defendants in such action, and such defendant or defendants shall bear the fees and expenses of any additional counsel retained by them; but if the indemnifying party or parties shall elect not to assume the defense of such action, such indemnifying party will reimburse such indemnified party or parties for the reasonable fees and expenses of any counsel retained by them; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and counsel for the indemnifying party shall have reasonably concluded that there may be a conflict of interest involved in the representation by such counsel of both the indemnifying party and the indemnified party, the indemnified party or parties shall have the right to select separate counsel, satisfactory to the indemnifying party or parties, to participate in the defense of such action on behalf of such indemnified party or parties at the expense of the indemnifying party or parties (it being understood, however, that the indemnifying party or parties shall not be liable for the expenses of more than one separate counsel representing the indemnified parties who are parties to such action).  FPL Group, FPL Group Capital and the Remarketing Agent each agree that without the prior written consent of the other parties to such action who are parties to this agreement, which consent shall not be unreasonably withheld, it will not settle, compromise or consent to the entry of any judgment in any claim or proceeding in respect of which such party intends to seek indemnity or contribution under the provisions of this Section 11, unless such settlement, compromise or consent (i) includes an unconditional release of such other parties from all liability arising out of such claim or proceeding and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of such other parties.

(d) If, or to the extent, the indemnification provided for in subsections (a) or (b) above shall be unenforceable under applicable law by an indemnified party, each indemnifying party agrees to contribute to such indemnified party with respect to any and all losses, claims, damages, liabilities and expenses for which each such indemnification provided for in subsections (a) or (b) above shall be unenforceable, in such proportion as shall be appropriate to reflect (i) the relative fault of FPL Group and FPL Group Capital on the one hand and the Remarketing Agent and/or Reset Agent, as the case may be, on the other in connection with the statements or omissions which have resulted in such losses, claims, damages, liabilities and expenses, (ii) the relative benefits received by FPL Group and FPL Group Capital on the one hand and the Remarketing Agent on the other hand from the remarketing of the Subject Debentures pursuant to this agreement, and (iii) any other relevant equitable considerations; provided, however, that no indemnified party guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution with respect thereto from any indemnifying party not guilty of such fraudulent misrepresentation.  Relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by FPL Group and FPL Group Capital or the Remarketing Agent and Reset Agent and each such party’s relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission.  FPL Group, FPL Group Capital and the Remarketing Agent agree that it would not be just and equitable if contribution pursuant to this subsection (d) were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above.  Notwithstanding the provisions of this subsection (d), the Remarketing Agent shall not be required to contribute in excess of the amount equal to the excess of (i) the total price at which the Subject Debentures remarketed by it were offered, over (ii) the amount of any damages which the Remarketing Agent has otherwise been required to pay by reason of any such untrue or alleged untrue statement or omission or alleged omission.”

(b)  To the extent the Underwriting Agreement is applicable hereto, references therein to (i) the “Underwriter” or “Underwriters” or the “Representative” or “Representatives”, as the case may be, shall be deemed to refer to the Remarketing Agent; (ii) “Securities” shall be deemed to refer to the Subject Debentures; (iii) “this Agreement” shall be deemed to refer to the Remarketing Agreement as supplemented by this Agreement, (iv) “the date hereof” shall be deemed to refer to the date of a Successful Remarketing, and (v) “Closing Date” shall be deemed to refer to the Remarketing Closing Date specified in Schedule I hereto (the “Remarketing Closing Date”).  To the extent the provisions of the Underwriting Agreement refer to the “preliminary prospectus,” “Prospectus,” the “Registration Statement,” the “Pricing Disclosure Package,” and a “Free Writing Prospectus,” such references shall be deemed to (i) refer to any preliminary prospectus, prospectus, registration statement or free writing prospectus, or other offering document, that FPL Group and FPL Group Capital are required to prepare or file with respect to the Subject Debentures, or the documents which constitute the pricing disclosure package with respect to the Subject Debentures, pursuant to applicable law, regulations or interpretations of the Commission in effect at the time of the Remarketing of such Subject Debentures, including all documents incorporated by reference therein and (ii) refer to each such document as amended or supplemented to the date of a Successful Remarketing.  The term “Incorporated Documents” in the Underwriting Agreement shall be deemed to include those filed and incorporated through the date hereof.  References to issuance and/or sale of Debentures shall be deemed to refer to Remarketing of the Subject Debentures.

4.                                       Purchase and Sale; Remarketing Fee.  Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth or incorporated herein, the Remarketing Agent agrees to use its commercially reasonable efforts to remarket, and to purchase from the registered holder or holders thereof in the manner specified in Section 5 hereof, the principal amount of the Subject Debentures set forth in Schedule I hereto at a price equal to or greater than 100% of [the Remarketing Treasury Portfolio Purchase Price plus the Separate Debentures Purchase Price](1) [the aggregate principal amount of the Subject Debentures](2) plus the applicable Remarketing Fee.  In connection therewith, under the terms of the Debentures the registered holder or holders thereof has/have agreed, in the manner, and from the portion of the proceeds, specified in Section 5 hereof, to pay to the Remarketing Agent a Remarketing Fee equal to          basis points (0.        %) of [the Remarketing Treasury Portfolio Purchase Price plus the Separate Debentures Purchase Price] [the aggregate principal amount of the Subject Debentures].  If fewer than all of the Subject Debentures are remarketed in accordance with the terms hereof, or a condition precedent set forth in the Purchase Contract Agreement is not fulfilled, the Remarketing shall be deemed to have failed as to all Subject Debentures.

5.                                       Delivery and Payment.  Delivery of payment for the remarketed Subject Debentures and payment of the Remarketing Fee shall be made on the Remarketing Closing Date (as defined in Schedule I hereto) at the location and time specified in Schedule I hereto, which date and time may be postponed by agreement among the Remarketing Agent, FPL Group, FPL Group Capital and the registered holder or holders of the Subject Debentures.  Delivery of the

(1) With respect to a Successful Remarketing during the Period for Early Remarketing.

(2) With respect to a Successful Remarketing during the Final Three-Day Remarketing Period.

Subject Debentures to be remarketed shall be made by the Collateral Agent and the Custodial Agent, as applicable, to the Remarketing Agent on the Business Day immediately preceding the first Remarketing Date of the applicable Three-Day Remarketing Period selected by FPL Group Capital pursuant to the Officer’s Certificate.  Upon a successful Remarketing, the Remarketing Agent may deduct the Remarketing Fee from any amount of such Remarketing proceeds in excess of the [Treasury Portfolio Purchase Price plus the Separate Debentures Purchase Price] [aggregate principal amount of the Subject Debentures] or, if the remarketed Debentures are represented by a Global Security, payment of the Remarketing Fee may be made by any method of transfer agreed upon by the Remarketing Agent and the Depositary for the Debentures under the Indenture.

If the Debentures are not represented by a Global Security, certificates for the Debentures shall be registered in such names and denominations as the Remarketing Agent may request, and FPL Group Capital agrees to have such certificates available for inspection, packaging and checking by the Remarketing Agent in New York, New York not later than 1:00 p.m. on the Business Day prior to the Remarketing Closing Date.

6.                                       Notices.  Unless otherwise specified, any notices, requests, consents or other communications given or made hereunder or pursuant hereto shall be made in writing or transmitted by any standard form of telecommunication, including telephone, telegraph or telecopy, and confirmed in writing.  All written notices and confirmations of notices by telecommunication shall be deemed to have been validly given or made when delivered or mailed, by registered or certified mail, return receipt requested and postage prepaid or transmitted by facsimile.  All such notices, requests, consents or other communications shall be addressed as follows: if to FPL Group or FPL Group Capital, to FPL Group, Inc., 700 Universe Boulevard, Juno Beach Florida 33408, Attention: Treasurer; if to the Remarketing Agent or the Reset Agent, to                         ,                         ,                         ,                                    , Attention:                         ; and if to the Purchase Contract Agent, The Bank of New York Mellon, 101 Barclay Street, Floor 8W, New York, New York 10286, Attention: Corporate Trust Administration, or to such other address or such facsimile number as any of the above shall specify to the other in writing.

7.                                       Termination.  This agreement may be terminated by the Remarketing Agent by delivering written notice thereof to FPL Group and FPL Group Capital, at any time prior to the Reset Effective Date if after the date hereof and at or prior to the Reset Effective Date:

(a) (i) there shall have occurred any general suspension of trading in securities on The New York Stock Exchange, Inc. (the “NYSE”) or there shall have been established by the NYSE or by the Commission or by any federal or state agency or by the decision of any court any limitation on prices for such trading or any general restrictions on the distribution of securities, or trading in any securities of FPL Group or FPL Group Capital shall have been suspended or limited by any exchange located in the United States or on the over-the-counter market located in the United States or a general banking moratorium declared by New York or federal authorities or (ii) there shall have occurred any material adverse change in the financial markets in the United States, any outbreak of hostilities, including, but not limited to, an escalation of hostilities which existed prior to the date of this Agreement, any other national or international calamity or crisis or any material adverse change in financial, political or economic conditions affecting the United States, the effect of any such event specified in this clause (ii) being such as to make it, in the reasonable judgment of the Remarketing Agent, impracticable or inadvisable to proceed with the Remarketing of the Subject Debentures as contemplated in the Pricing Disclosure Package or for the Remarketing Agent to enforce contracts for the Remarketing of the Subject Debentures, or

(b) (i) there shall have been any downgrading or any notice of any intended or potential downgrading in the ratings accorded to the Debentures or any securities of FPL Group Capital which are of the same class as the Debentures by either Moody’s Investors Service, Inc. (“Moody’s”) or Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (“S&P”), or (ii) either Moody’s or S&P shall have publicly announced that either has under surveillance or review, with possible negative implications, its ratings of the Debentures or any securities of FPL Group Capital which are of the same class as the Debentures, the effect of any such event specified in (i) or (ii) above being such as to make it, in the reasonable judgment of the Remarketing Agreement, impracticable or inadvisable to proceed with the Remarketing of the Subject Debentures as contemplated in the Pricing Disclosure Package or for the Remarketing Agent to enforce contracts for the Remarketing of the Subject Debentures.

This Agreement may also be terminated at any time prior to the Reset Effective Date, if in the judgment of the Remarketing Agent the subject matter of any amendment or supplement to the Registration Statement or the Prospectus or any Issuer Free Writing Prospectus prepared and furnished by FPL Group and FPL Group Capital after the date of this Agreement reflects a material adverse change in the business, properties or financial condition of FPL Group and its subsidiaries taken as a whole or FPL Group Capital and its subsidiaries taken as a whole which renders it either inadvisable to proceed with such Remarketing, if any, or inadvisable to proceed with the delivery of, or to enforce contracts for the Remarketing of, the Subject Debentures to be remarketed hereunder.  Any termination of this Agreement pursuant to this Section 7 shall be without liability of any party to any other party except as otherwise provided in subsections        and        of Section     hereof.

8.                                       Counterparts.  This Agreement may be executed in counterparts, each of which shall be regarded as an original and all of which shall constitute one and the same document.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement among FPL Group, FPL Group Capital, the Remarketing Agent and the Purchase Contract Agent.

Very truly yours,

FPL GROUP, INC.

By:
Name:
Title:

FPL GROUP CAPITAL INC

By:
Name:
Title:

CONFIRMED AND ACCEPTED:

as Remarketing Agent and Reset Agent

By:
Authorized Signatory

THE BANK OF NEW YORK MELLON
not individually but solely as Purchase Contract Agent and as attorney-in-fact for the holders of the Purchase Contracts

By:
Name:
Title:

SCHEDULE I

Title of Subject Debentures:  Series         Debentures due                         .

Maturity of Subject Debentures:

Principal Amount of Subject Debentures:

Reset Rate:               %

Underwriting Agreement, dated                        , among FPL Group, FPL Group Capital, and                         , as representatives of the underwriters named therein.

Remarketing Fee:            %  ($          )

Remarketing Closing Date, Time and Location:

Include additional pricing information